UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 25, 2011
Piedmont Natural Gas Company, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4720 Piedmont Row Drive,
Charlotte, North Carolina	28210

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 704-364-3120
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 25, 2011, Piedmont Natural Gas Company, Inc. (“the Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, Branch Banking and Trust Company and U.S. Bank National Association as Co-Syndication Agents and Lenders, and JPMorgan Chase Bank, N.A., PNC Bank, National Association and Wells Fargo Bank, National Association, each a Lender, pursuant to which the Lenders have committed to lend up to an aggregate of $650 million to the Company. A copy of the Credit Agreement is attached hereto and filed herewith as Exhibit 10.1. Capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement.
Under the Credit Agreement, the Lenders have committed to lend to the Company up to $650 million on a revolving unsecured basis, to be used for general working capital needs and other lawful corporate purposes. The credit facility matures in January 2014. Up to $10 million of the facility is available for issuance of letters of credit. The Company has the right to request an increase in the committed amount by $200 million for a total aggregate committed amount of up to $850 million. The Credit Agreement requires the Company to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.15%, which can change if the Company’s debt rating changes. For each borrowing under the credit facility, the Company has the right to choose among three interest rates, including a rate equal to a fluctuating per annum LIBOR Daily Floating Rate plus an Applicable Rate of 0.90% (which Applicable Rate can change if the Company’s debt rating changes). The Company may prepay the loans, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to certain types of loans.
The Credit Agreement contains the following covenants and provisions, among others:
—Covenant that Company shall not permit the ratio of Consolidated Funded Indebtedness to Total Capitalization to exceed 0.70 to 1.00 at any time. The Credit Agreement does not otherwise impose any negative covenant limiting the right of the Company to incur indebtedness.
—Provisions regarding defaulting lenders and replacement of lenders.
—Cross-default with other Indebtedness having an aggregate principal amount greater than $75 million.
Some of the Lenders (and their respective subsidiaries or affiliates) provide, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, and other advisory services to the Company. These parties have received, and may in the future receive, customary compensation from the Company for such services.
The foregoing summary is qualified in its entirety by reference to the Credit Agreement.
Item 1.02 Termination of a Material Definitive Agreement.
On January 25, 2011, the Company terminated its Credit Agreement (“2006 Credit Agreement”) dated as of April 25, 2006 among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, concurrent with the execution of the Credit Facility described in Item 1.01, which replaced the 2006 Credit Agreement. No penalties or termination fees were incurred in connection with the termination. The terms of the 2006 Credit Agreement included, among others (capitalized terms not defined herein shall have the meanings set forth in the 2006 Credit Agreement):
—$450 million revolving, unsecured credit facility to be used for general working capital needs and other lawful corporate purposes, maturing April 2011.
—Company’s option to increase the committed amount by $150 million for a total aggregate committed amount of up to $600 million.
—$5 million letter of credit sublimit.

—Covenant that Company shall not permit the ratio of Consolidated Funded Indebtedness to Total Capitalization to exceed 0.70 to 1.00 at any time.
—Cross-default with other Indebtedness having an aggregate principal amount greater than $35 million.
Bank of America, N.A., Branch Banking and Trust Company, U.S. Bank National Association and Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), lenders under the 2006 Credit Agreement, are all Lenders under the Credit Agreement described in Item 1.01. Some of the Lenders (and their respective subsidiaries or affiliates) provide, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, and other advisory services to the Company. These parties have received, and may in the future receive, customary compensation from the Company for such services.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Credit Agreement dated as of January 25, 2011 among Piedmont Natural Gas Company, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Branch Banking and Trust Company and U.S. Bank National Association as Co-Syndication Agents, and the other Lenders party thereto
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.
January 31, 2011	By:	Robert O. Pritchard
		Name:	Robert O. Pritchard
		Title:	Vice President, Treasurer and Chief Risk Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement dated as of January 25, 2011 among Piedmont Natural Gas Company, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Branch Banking and Trust Company and U.S. Bank National Association as Co-Syndication Agents, and the other Lenders party thereto